Exhibit 99.3

EMERITUS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except share data)

	March 31,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$58,670	$76,672
Short-term investments	7,692	7,394
Trade accounts receivable, net of allowance of $10,375 and $9,380	56,555	53,714
Other receivables	12,299	10,310
Tax, insurance, and maintenance escrows	29,506	28,067
Prepaid insurance expense	27,676	28,109
Deferred tax asset	48,126	49,203
Other prepaid expenses and current assets	15,803	14,588
Property held for sale	7,714	17,459

Total current assets	264,041	285,516
Investments in unconsolidated joint ventures	2,571	2,720
Property and equipment, net of accumulated depreciation of $746,269 and $701,743	3,840,932	3,875,172
Restricted deposits and escrows	85,677	80,919
Goodwill	189,382	189,626
Other intangible assets, net of accumulated amortization of $42,479 and $40,665	121,743	123,557
Other assets, net	37,228	37,138

Total assets	$4,541,574	$4,594,648

LIABILITIES, SHAREHOLDERS’ EQUITY AND NONCONTROLLING INTEREST
Current Liabilities:
Current portion of long-term debt	$141,848	$152,989
Current portion of capital lease and financing obligations	35,671	33,565
Trade accounts payable	13,167	30,856
Accrued employee compensation and benefits	48,384	44,603
Accrued interest	7,497	7,529
Accrued real estate taxes	14,471	16,528
Accrued insurance liabilities	40,710	40,482
Other accrued expenses	42,653	39,954
Deferred revenue	26,349	25,822
Unearned rental income	32,654	30,745

Total current liabilities	403,404	423,073
Long-term debt obligations, less current portion	1,336,672	1,345,242
Capital lease and financing obligations, less current portion	2,479,631	2,481,930
Deferred gain on sale of communities	2,561	2,786
Deferred straight-line rent	78,111	74,320
Other long-term liabilities	154,961	153,278

Total liabilities	4,455,340	4,480,629

Commitments and contingencies
Shareholders’ Equity and Noncontrolling Interest:
Preferred stock, $0.0001 par value. Authorized 20,000,000 shares, none issued	—	—
Common stock, $0.0001 par value. Authorized 100,000,000 shares, issued and outstanding 48,999,284 and 48,118,623 shares	5	5
Additional paid-in capital	913,542	892,319
Accumulated deficit	(829,100)	(780,654)

Total Emeritus Corporation shareholders’ equity	84,447	111,670
Noncontrolling interest	1,787	2,349

Total shareholders’ equity	86,234	114,019

Total liabilities, shareholders’ equity, and noncontrolling interest	$4,541,574	$4,594,648

See accompanying Notes to Condensed Consolidated Financial Statements

EMERITUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Revenues:
Community and ancillary services revenue	$513,817	$462,719
Management fees	703	785
Reimbursed costs incurred on behalf of managed communities	7,310	8,864

Total operating revenues	521,830	472,368

Expenses:
Community and ancillary services operations (exclusive of depreciation, amortization and lease expense shown separately below)	351,716	323,741
General and administrative	29,644	29,440
Transaction costs	10,366	647
Impairments of long-lived assets	1,023	—
Depreciation and amortization	46,228	45,218
Lease expense	52,225	31,964
Costs incurred on behalf of managed communities	7,310	8,864

Total operating expenses	498,512	439,874

Operating income from continuing operations	23,318	32,494

Other income (expense):
Interest income	109	110
Interest expense	(70,369)	(72,199)
Change in fair value of derivative financial instruments	(71)	5
Net equity losses for unconsolidated joint ventures	(131)	(12)
Other, net	370	1,043

Net other expense	(70,092)	(71,053)

Loss from continuing operations before income taxes	(46,774)	(38,559)
Provision for income taxes	(695)	(1,106)

Loss from continuing operations	(47,469)	(39,665)
Loss from discontinued operations	(1,539)	—

Net loss	(49,008)	(39,665)
Net loss (income) attributable to the noncontrolling interests	562	(91)

Net loss attributable to Emeritus Corporation common shareholders	$(48,446)	$(39,756)

Basic and diluted loss per common share attributable to Emeritus Corporation common shareholders:
Continuing operations	$(0.99)	$(0.88)
Discontinued operations	(0.03)	—

	$(1.02)	$(0.88)

Weighted average common shares outstanding: basic and diluted	47,633	45,417

See accompanying Notes to Condensed Consolidated Financial Statements

EMERITUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(unaudited)

(In thousands)

	Three Months Ended March 31,
	2014	2013
Net loss	$(49,008)	$(39,665)
Comprehensive loss (income) attributable to the noncontrolling interests	562	(91)

Comprehensive loss attributable to Emeritus Corporation common shareholders	$(48,446)	$(39,756)

See accompanying Notes to Condensed Consolidated Financial Statements

EMERITUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(49,008)	$(39,665)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	46,228	45,218
Amortization of above/below market rents	1,230	1,246
Amortization of deferred gains	(224)	(248)
Loss on lease termination	85	—
Loss (gain) on early extinguishment of debt	233	(493)
Impairment of long-lived assets	2,399	—
Amortization of loan fees	705	790
Allowance for doubtful receivables	2,759	2,172
Net equity losses for unconsolidated joint ventures	131	12
Gain on sale of assets	(131)	—
Stock-based compensation	3,161	3,331
Change in fair value of derivative financial instruments	71	(5)
Deferred straight-line rent	5,590	216
Deferred revenue	258	2,088
Non-cash interest expense	7,466	7,975
Other	26	80
Changes in operating assets and liabilities:	(22,991)	5,044

Net cash (used in) provided by operating activities	(2,012)	27,761

Cash flows from investing activities:
Purchase of property and equipment	(18,008)	(15,907)
Acquisitions	—	(78)
Proceeds from the sale of assets	13,895	—
Lease acquisition costs and other assets, net	(89)	(1,029)
Advances (to) from affiliates and other managed communities, net	(898)	1,273
Distributions from unconsolidated joint ventures, net	79	14,926

Net cash used in investing activities	(5,021)	(815)

Cash flows from financing activities:
Sale of stock and exercise of options, net	17,168	37,826
Purchase and distributions to non-controlling interest, net	—	(3,726)
Increase in restricted deposits	(159)	(525)
Debt issuance and other financing costs	(91)	(819)
Proceeds from long-term borrowings and financings	—	50,000
Repayment of long-term borrowings and financings	(19,711)	(49,972)
Repayment of capital lease and financing obligations	(8,176)	(6,001)

Net cash (used in) provided by financing activities	(10,969)	26,783

Net (decrease) increase in cash and cash equivalents	(18,002)	53,729
Cash and cash equivalents at the beginning of the period	76,672	59,795

Cash and cash equivalents at the end of the period	$58,670	$113,524

See accompanying Notes to Condensed Consolidated Financial Statements

EMERITUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	Three Months Ended March 31,
	2014	2013
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$62,218	$63,582
Cash paid during the period for income taxes	204	462
Cash received during the period for income tax refunds	446	19
Cash and non-cash financing and operating activities:
Change in receivable from exercise of stock options	893	793
HCP Transaction:
Increase in property and equipment	—	32,596

See accompanying Notes to Condensed Consolidated Financial Statements

EMERITUS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2014 and 2013

Note 1. Description of Business

Emeritus Corporation (“Emeritus,” the “Company,” “we,” “us” or “our”) is a senior living service provider focused on operating residential style communities throughout the United States. Our assisted living and Alzheimer’s and dementia care (“memory care”) communities provide a residential housing alternative for senior citizens who need help with the activities of daily living, with an emphasis on assisted living and personal care services. Many of our communities offer independent living alternatives and, to a lesser extent, skilled nursing care. We also offer a range of outpatient therapy and home health services in Florida, Arizona and Texas. As of March 31, 2014, we owned 183 communities and leased 311 communities. These 494 communities comprise the communities included in the condensed consolidated financial statements and are referred to as our “Consolidated Portfolio.”

We also provide management services to independent and related-party owners of senior living communities. As of March 31, 2014, we managed 14 communities, three of which are owned by joint ventures in which we have a financial interest. The majority of our management agreements provide for fees of 5.0% of gross revenues. The communities that we manage for others, combined with our Consolidated Portfolio, are referred to as our “Operated Portfolio.”

Merger Agreement with Brookdale

On February 20, 2014, Emeritus entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Brookdale Senior Living Inc., a Delaware corporation (“Brookdale”), and Broadway Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Brookdale (“Merger Sub”). Pursuant to the terms, and subject to the conditions, of the Merger Agreement, at the closing of the proposed transactions contemplated by the Merger Agreement, Merger Sub will be merged with and into Emeritus (the “Merger”), and Emeritus will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Brookdale.

The Merger Agreement was unanimously approved by the Board of Directors of each of Emeritus and Brookdale, and Emeritus has agreed to convene a special meeting of its shareholders to consider and vote upon the Merger Agreement and the Merger.

In connection with the Merger, each share of Emeritus common stock outstanding immediately prior to the effective time of the Merger (other than shares in respect of which dissenter’s rights are perfected and other than any shares owned by Brookdale or its subsidiaries) will be automatically canceled and converted into the right to receive consideration equal to 0.95 of a share of Brookdale common stock (the “Exchange Ratio”). The Exchange Ratio is fixed and will not be adjusted for changes in the market value of Emeritus common stock or Brookdale common stock. No fractional shares of Brookdale common stock will be issued in the Merger, and Emeritus shareholders will receive cash in lieu of fractional shares, if any, of Brookdale common stock. Each share of Emeritus restricted stock outstanding immediately prior to the effective time of the Merger, whether or not then vested, will become fully vested and will be treated as a share of Emeritus common stock, to be canceled and converted in the same way as all other outstanding shares of Emeritus common stock, as described above.

Each Emeritus stock option outstanding immediately prior to the effective time of the Merger will be canceled and automatically converted into the right of the holder to receive a number of whole shares of Brookdale common stock, determined by (i) multiplying (A) the total number of shares subject to the Emeritus stock option by (B) an amount equal to the “applicable closing price,” less the exercise price per share for such option, and (ii) dividing such amount by the ten-day volume weighted average closing price of Brookdale common stock (the “VWAP”). The number of shares of Brookdale common stock to be issued to the holder of the Emeritus stock option will be reduced to cover the minimum amount of any applicable tax withholdings. Any Emeritus stock option with an exercise price that is equal to or greater than the “applicable closing price” will terminate and cease to be outstanding, without any payment of consideration. The “applicable closing price” for purposes of the Merger Agreement is calculated by multiplying the VWAP by the Exchange Ratio.

The consummation of the Merger is subject to customary closing conditions, including, among others, (i) obtaining approval of the Emeritus shareholders holding a majority of the outstanding shares of Emeritus common stock and approval of the Brookdale shareholders holding a majority of the outstanding shares of Brookdale common stock, (ii) absence of legal impediments preventing consummation of the Merger; (iii) the effectiveness under the Securities Act of 1933, as amended, of

EMERITUS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2014 and 2013

the Registration Statement on Form S-4 relating to the issuance of the shares of Brookdale common stock in the Merger, (iv) approval by the New York Stock Exchange of the listing of the shares of Brookdale common stock to be issued in the Merger, (v) the receipt of required regulatory approvals and lender consents; (vi) the delivery of opinions from counsel to each of Emeritus and Brookdale to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; (vii) Emeritus shareholders holding no more than 7.5% dissenting from the merger; and (viii) the absence of a material adverse effect with respect to Emeritus or Brookdale, as well as other conditions to closing as are customary in transactions such as the Merger.

Emeritus and Brookdale each made customary representations and warranties for a transaction of this type. The Merger Agreement also contains customary covenants, including covenants providing (i) that both parties shall use reasonable best efforts to cause the transactions to be consummated, (ii) both parties shall jointly prepare and file a joint proxy statement and call and hold a special meeting of shareholders for each of Emeritus and Brookdale, and (iii) that neither party will solicit proposals relating to certain alternative transactions or engage in discussions or negotiations in connection with alternative transactions, subject to certain exceptions including in order to comply with fiduciary duties and in the case of Brookdale, certain permitted transactions. The Merger Agreement also requires Emeritus to conduct its operations in the ordinary course during the interim period between execution of the Merger Agreement and the completion of the Merger and to refrain from taking specific actions without Brookdale’s prior written consent.

The Merger Agreement contains certain termination rights for both Emeritus and Brookdale, including, among other things, for the failure to consummate the Merger by November 20, 2014 (which date may be unilaterally extended by either party if certain closing conditions related to regulatory and third party approvals have not been satisfied), and for breaches of representations, warranties or covenants that result in the failure of certain conditions to closing being satisfied. In addition, in the event either Emeritus or Brookdale fails to obtain shareholder approval from their respective shareholders, the other party may terminate the Merger Agreement, upon which Emeritus or Brookdale, as applicable, will be required to pay the terminating party a termination payment of $13.5 million. The Merger Agreement also provides that either Emeritus or Brookdale may terminate the Merger Agreement under specified circumstances, including, among others, a change in the recommendation of the non-terminating party’s board of directors or termination of the Merger Agreement to enter into a definitive agreement for a “superior proposal;” provided, however, that, in the case of Emeritus, Emeritus will be required to pay Brookdale a break-up fee of $53.0 million, and in the case of Brookdale, Brookdale will be required to pay Emeritus a break-up fee of $143.0 million.

Brookdale has agreed to take all action necessary to provide that its board of directors appoint one individual serving on the Emeritus board of directors to Brookdale’s board of directors at the closing of the merger (subject to the approval of such nominee by the Brookdale’s Nominating and Corporate Governance Committee). In connection with the foregoing, Emeritus anticipates that Granger Cobb, President and Chief Executive Officer and a director of Emeritus, will be joining Brookdale’s board of directors and will be serving as a consultant to Brookdale, in each case, following the closing of the Merger. We expect that the Merger will close in the third quarter of 2014.

Note 2. Summary of Significant Accounting Policies and Use of Estimates

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We have adopted certain significant accounting policies that are critical to the judgments and estimates used in the preparation of our condensed consolidated financial statements. We record revisions to such estimates in the period in which the facts that give rise to the revisions become known. A detailed discussion of our significant accounting policies and the use of estimates is contained in our Annual Report on Form 10-K for the year ended December 31, 2013 (“Form 10-K”), which we filed with the Securities and Exchange Commission (“SEC”).

Basis of Presentation

The condensed consolidated financial statements include the accounts of Emeritus and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated.

EMERITUS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2014 and 2013

The unaudited condensed consolidated financial statements reflect all adjustments that are, in our opinion, necessary to fairly state our financial position, results of operations, and cash flows as of March 31, 2014 and for all periods presented. Except as otherwise disclosed in these notes to condensed consolidated financial statements, such adjustments are of a normal, recurring nature. Our results of operations for the period ended March 31, 2014 are not necessarily indicative of the results of operations that we may achieve for the full year ending December 31, 2014. We presume that readers of the interim financial information in this report have read or have access to our 2013 audited consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Form 10-K for the year ended December 31, 2013. Therefore, we have omitted certain footnotes and other disclosures that are disclosed in our Form 10-K.

Segment Information

Emeritus is comprised of three operating segments and reporting units, which are: (i) ancillary services, including Nurse On Call, Inc. (“NOC”), our home health care provider; (ii) the 133 communities leased in the HCP Transaction, as defined in Note 4 (the “HCP Leased Communities”); and (iii) the legacy Emeritus communities. See Note 13, Segment Information.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of an Entity, which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. Under the new guidance, a discontinued operation is defined as a component or group of components that is disposed of or is classified as held for sale and “represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results.” The standard states that a strategic shift could include a disposal of: (i) a major geographical area of operations; (ii) a major line of business; (iii) a major equity method investment; or (iv) other major parts of an entity. We are required to adopt this standard in the first quarter of 2015. We do not expect that adoption of ASU 2014-08 will have a material impact on our consolidated financial statements.

In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This new standard requires the netting of unrecognized tax benefits (“UTB“s) against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax positions. Under the new standard, UTBs will be netted against all available same-jurisdiction loss or other tax carryforwards that would be utilized, rather than only against carryforwards that are created by the UTBs. We adopted ASU No. 2013-11 at the beginning of the first quarter of 2014, and the adoption did not have a material impact on our financial statements.

Note 3. Stock-Based Compensation

As of March 31, 2014, we have two equity incentive plans under which equity awards are outstanding: the Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) and the Amended and Restated Stock Option Plan for Non-employee Directors (the “Directors Plan”).

The Directors Plan is a nonqualified stock option plan that has been in effect since 1995. In May 2013, our shareholders approved an amendment to the 2006 Plan, whereby our board of directors terminated the Directors Plan, and therefore no new grants will be made under the plan. Shares previously available for issuance under the Directors Plan, but not issued under that plan, are available for issuance under the 2006 Plan. Future equity awards to directors will be made under the amended 2006 Plan.

Employees may also participate in our 2009 Employee Stock Purchase Plan (the “2009 ESP Plan”). The 2009 ESP Plan provides eligible employees an opportunity to purchase shares of Emeritus common stock through payroll deductions at a 15.0% discount from the lower of the market price on the first trading day or last trading day of each calendar quarter. In connection with the Merger Agreement, Emeritus has suspended the commencement of any offering periods after March 31, 2014.

We record compensation expense based on the fair value for all stock-based awards, which amounted to $3.2 million and $3.3 million for the three months ended March 31, 2014 and 2013, respectively.

EMERITUS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2014 and 2013

The following table summarizes our stock option activity for the three months ended March 31, 2014:

	Shares Underlying Options	Weighted Average Exercise Price	Aggregate Intrinsic Value ($000)
Outstanding at beginning of period	3,989,814	$20.27	$10,977
Exercised	(865,953)	20.54	4,637
Forfeited/expired	(28,338)	19.94

Outstanding at end of period	3,095,523	20.19	34,823

Options exercisable	1,966,067	20.45	21,610
Options exercisable in the money	1,966,067		21,610

The following table summarizes our restricted stock activity for the three months ended March 31, 2014:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding at beginning of period	1,088,934	$20.61
Vested	(204,502)	19.42

Outstanding unvested at end of period	884,432	20.88

Note 4. Acquisitions and Other Significant Transactions

We make acquisitions of certain businesses and complete other transactions from time to time that we believe align with our strategic intent to, among other factors, enhance the overall care of our residents as well as maximize our revenues, operating income and cash flows.

In September 2013, we acquired 38 communities pursuant to an operating lease with Health Care REIT, Inc. (“HCN”) (the “Master Lease”). These communities were previously operated by Merrill Gardens (the “Merrill Gardens Communities”). Rent in the first year of the Master Lease is $54.0 million and will increase each year based on the greater of (i) the percentage change in the CPI or (ii) (a) 4.0% in the second year of the lease and (b) 3.25% thereafter. Additional rent may be due beginning in the third year of the lease if gross revenues, as defined therein, exceed certain thresholds. The initial term of the Master Lease is fifteen years, and we have the option to extend the lease for one additional fifteen -year term. HCN and Emeritus have committed to fund up to $10.0 million for capital improvements during the first two years of the Master Lease, and our rent will increase by 6.5% of any such capital improvements funded by HCN. The Company also entered into an operations transfer agreement with Merrill Gardens, pursuant to which we paid to Merrill Gardens a $10.0 million management contract termination fee upon commencement of the Master Lease.

HCP Transaction

In 2010, we entered into a joint venture (the “Sunwest JV”) with an affiliate of Blackstone Real Estate Advisors VI, L.P (“Blackstone”), Columbia Pacific Opportunity Fund (“Columbia Pacific”), which is controlled by Daniel R. Baty, a founder of the Company and the Chairman of our board of directors, and certain other tenant-in-common investors. In 2012, we entered into a purchase and sale agreement with the Sunwest JV and HCP, Inc. (“HCP”) whereby (i) the Sunwest JV agreed to sell to HCP 142 of its communities (the “Properties”), of which 139 were included in our Operated Portfolio and we managed for a fee, and (ii) HCP agreed to simultaneously lease 133 of these communities to Emeritus through a sale-leaseback arrangement (the “HCP Leased Communities”) and sell the remaining nine to Emeritus outright (the “HCP Transaction”). HCP completed the purchase of 138 of these communities in 2012 and completed its purchase of the remaining four communities in the first quarter of 2013, at which time they were added to our Consolidated Portfolio.

EMERITUS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2014 and 2013

Dispositions

In the first quarter of 2014, we sold three communities, representing a total of 235 units. A portion of the aggregate sales proceeds of $13.9 million was used to pay down outstanding mortgage debt on two of the communities.

Note 5. Long-Term Debt

Debt

In January 2014, in connection with the sale of a community, we retired a note payable to Keybank with an outstanding principal balance of $4.0 million and an interest rate of 2.70% .

In March 2014, in connection with the sale of a community, we retired a note payable to GE Capital with an outstanding principal balance of $7.2 million and an interest rate of 5.05% .

Debt and Lease Covenants

Our lease and loan agreements generally include customary provisions related to: (i) restrictions on cash dividends, investments, and borrowings; (ii) cash held in escrow for real estate taxes, insurance, and building maintenance; (iii) financial reporting requirements; and (iv) events of default. Certain loan agreements require the maintenance of debt service coverage or other financial ratios and specify minimum required annual capital expenditures at the related communities. Many of our lease and debt instruments contain “cross-default” provisions pursuant to which a default under one obligation can cause a default under one or more other obligations to the same lender or property owner. Such cross-default provisions affect the majority of our properties. Accordingly, an event of default could cause a material adverse effect on our financial condition if such debts/leases are cross-defaulted. As of March 31, 2014, we were in violation of financial covenants in one lease agreement covering four communities. We obtained a waiver from the landlord through March 31, 2014 and we are therefore in compliance with those financial covenants.

At December 31, 2012, we were not in compliance with certain financial covenants required by our master lease agreement with Ventas, Inc. (“Ventas”). In February 2013, we received a waiver of these violations in connection with the modification of the master lease. Such modifications include a resetting of the lease coverage ratios, the ability to cure up to four lease coverage shortfalls with cash deposits, and an extension of the period allowed for us to exercise purchase options. In addition, in accordance with a put option provision in the master lease related to two communities, in April 2013, we purchased one of the communities from Ventas for the option price of $3.9 million. The other community remains subject to a put option if certain financial covenants are not met. For the quarterly test period ended March 31, 2014, the community subject to the put option did not meet the covenants, and in April 2014, Ventas notified us that they are exercising the put option, which requires us to purchase the community for the option price of $7.8 million. We recorded the difference between the purchase price and the estimated fair market value of $6.0 million as lease expense in the amount of $1.8 million, with a corresponding current liability that will be relieved when the transaction closes in the third quarter of 2014.

Note 6. Derivative Financial Instruments

In connection with the refinance of two mortgage loans in December 2013, we purchased two interest rate caps, as required by the lender, for a combined cash payment of $70,000. The caps are for a combined notional amount of $14.3 million and effectively cap LIBOR at 2.74%. The contracts expire in January 2017.

In October 2011, pursuant to the terms of a credit agreement related to the acquisition of 24 communities, in October 2011 we purchased an interest rate cap for a cash payment of $1.6 million. This contract effectively caps LIBOR on a notional amount of $132.0 million at 2.50% over the term of the loan. The contract expires in June 2016.

As of March 31, 2014, the combined fair value of our interest rate caps was $158,000, which is included in other assets, net, in the condensed consolidated balance sheet (Note 9).

Note 7. Loss Per Share

Potential dilutive shares consist of the incremental common shares issuable upon the exercise of outstanding stock options (both vested and unvested) using the treasury stock method. Potential dilutive shares are excluded from the computation of earnings per share if their effect is antidilutive. As of March 31, 2014 and 2013, we had outstanding stock options totaling 3.1 million and 4.0 million, respectively, that were excluded from the computation of net loss per share because they were antidilutive.

EMERITUS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2014 and 2013

Performance-based restricted and unvested shares, totaling 884,432 shares as of March 31, 2014, are included in total outstanding shares but are excluded from the loss per share calculation until the related performance criteria have been met.

Note 8. Liquidity

As of March 31, 2014, we had a working capital deficit of $139.4 million compared to a working capital deficit of $137.6 million at December 31, 2013. We are able to operate in the position of a working capital deficit because we often convert our revenues to cash more quickly than we are required to pay the corresponding obligations incurred to generate those revenues, and we have historically refinanced or extended maturities of debt obligations as they become current liabilities. Our operations result in a low level of current assets to the extent we have used cash for business development expenses or to pay down long-term liabilities. Additionally, the working capital deficit as of March 31, 2014 included the following non-cash items: a $48.1 million deferred tax asset and, as part of current liabilities, $59.0 million of deferred revenue and unearned rental income. Additionally, a $61.9 million deferred tax liability is included in other long-term liabilities as of March 31, 2014. We do not expect the level of current liabilities to change from period to period in such a way as to require the use of significant cash in excess of normal requirements, except for (i) fluctuations in the timing of vendor payments and (ii) $94.4 million in final (“balloon”) payments of principal on long-term debt maturing in the next 12 months, which is included in current portion of long-term debt as of March 31, 2014. Also included in the current portion of long-term debt is $3.7 million related to a community that is held for sale as of March 31, 2014 (Note 12), which will be repaid with the proceeds from the sale when completed.

Since 2008, we have refinanced and extended the terms of a substantial amount of our existing debt obligations. Balloon payments of principal on long-term debt maturing in the next 12 months are expected to be repaid, refinanced, or extended. Many of our debt instruments and leases contain “cross-default” provisions pursuant to which a default under one obligation can cause a default under one or more other obligations to the same lender or lessor. Such cross-default provisions affect the majority of our properties. Accordingly, any event of default could cause a material adverse effect on our financial condition if such debt or leases are cross-defaulted. From time to time, we have failed to comply with certain covenants in our financing and lease agreements relating generally to matters such as cash flow, debt, and lease coverage ratios, and certain other performance standards. In the future, we may be unable to comply with these or other covenants. If we fail to comply with any of these requirements and are not able to obtain waivers, our lenders could accelerate the repayment of the related indebtedness so that it becomes due and payable prior to its stated due date, and/or the lessors could terminate lease agreements.

In the three months ended March 31, 2014 and 2013, we reported net cash used by operating activities of $2.0 million and net cash provided by operating activities of $27.8 million, respectively, in our condensed consolidated statements of cash flows. The deficit in the current period is due primarily to the timing of vendor payments. Net cash provided by operating activities has not always been sufficient to pay all of our long-term obligations and we have been dependent upon third-party financing or disposition of assets to fund operations. We cannot guarantee that, if necessary in the future, such transactions will be available on a timely basis or at all, or on terms attractive to us.

As discussed above, we expect to repay, refinance or extend our balloon payments due in the next 12 months. If we are unable to do so, or if additional principal payments are required as a result of covenant violations, we believe the Company would be able to generate sufficient cash flows to support its operating and investing activities for at least the next 12 months by reducing or delaying its capital expenditures and operating expenses, selling communities or a combination thereof. However, we will be required to refinance or extend a portion of our debt in order to meet our financing obligations in the next 12 months.

In connection with Emeritus’ guarantees of certain debt and lease agreements, we are required at all times to maintain a minimum $20.0 million balance of unencumbered liquid assets, defined as cash, cash equivalents and/or publicly traded/quoted marketable securities. As a result, $20.0 million of our cash on hand is not available to fund operations and we take this into account in our cash management activities.

EMERITUS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2014 and 2013

Note 9. Fair Value Disclosures

The following table presents information about our assets and liabilities measured at fair value on a recurring basis as of March 31, 2014 and December 31, 2013, and indicates the fair value hierarchy of the valuation techniques we have utilized to determine such fair value (in thousands):

	Quoted Prices in	Significant
	Active Markets	Other	Significant	Balance as of
	for Identical	Observable	Unobservable	March 31,
	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)	2014
Assets
Investment securities—trading	$7,692	$—	$—	$7,692
Interest rate cap agreement	—	158	—	158

	Quoted Prices in	Significant
	Active Markets	Other	Significant	Balance as of
	for Identical	Observable	Unobservable	December 31,
	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)	2013
Assets
Investment securities—trading	$7,394	$—	$—	$7,394
Interest rate cap agreement	—	229	—	229

In general, fair values determined by Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities that we have the ability to access.

Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability.

Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and we consider many factors specific to the asset or liability.

We have financial instruments other than investment securities consisting of cash equivalents, other receivables, tax and maintenance escrows, workers’ compensation collateral accounts, and long-term debt. As of March 31, 2014 and December 31, 2013, the fair values of other receivables, tax and maintenance escrows, and workers’ compensation collateral accounts approximate their carrying values based on their short-term nature as well as current market indicators, such as prevailing interest rates (Level 2 inputs). The fair value of our long-term debt is as follows as of the periods indicated (in thousands):

	March 31, 2014		December 31, 2013
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Long-term debt	$1,478,520	$1,511,755	$1,498,231	$1,533,192

We estimated the fair value of debt obligations using discounted cash flows based on our assumed incremental borrowing rate of 10.0% for unsecured borrowings and 5.3% for secured borrowings (Level 2 inputs).

Impairments of Long-Lived Assets

We designate communities as held for sale when it is probable that the properties will be sold. As a result, we may record impairment losses and carry these assets on our balance sheet at fair value less estimated selling costs. Such losses are included in discontinued operations in the condensed consolidated statements of operations. We determine the fair value of the properties based primarily on purchase and sale agreements from prospective purchasers (Level 2 input). In periods prior to designating the properties as held for sale, when a triggering event occurs, we test these properties for recoverability by applying probability weighting to the estimated undiscounted future cash flows of the communities based on the probability of selling the properties versus continuing to operate them.

EMERITUS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2014 and 2013

In the first quarter of 2014, we recorded an impairment charge of $1.0 million on one community, as we determined that the undiscounted future cash flows would not be adequate to recover the carrying value of the long-lived assets. We determined the fair value of the community based on recent offer activity (Level 2 input).

Also in the first quarter of 2014, we recorded impairment charges totaling $1.4 million related to two communities that we designated as held for sale (Note 12). The impairment charges are included in loss from discontinued operations. We determined the fair values of these communities based on purchase and sale agreements (Level 2 input).

Note 10. Income Taxes

Our income tax accruals include liabilities for unrecognized tax benefits, including penalties and interest, that we recorded in connection with our acquisition of Summerville Senior Living, Inc. (“Summerville”) in 2007. These liabilities, which totaled $104,000 as of March 31, 2014, are included in other long-term liabilities and are the result of uncertainty surrounding the deductibility of certain items included in the Summerville tax returns for periods prior to the merger.

We record deferred income taxes based on the estimated future tax effects of loss carryforwards and temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We record a valuation allowance to reduce the Company’s deferred tax assets to the amount that is more likely than not to be realized. Deferred tax assets are recorded as current assets in the condensed consolidated balance sheets and amounted to $48.1 million and $49.2 million as of March 31, 2014 and December 31, 2013, respectively. Deferred tax liabilities amounted to $61.9 million and $62.9 million as of March 31, 2014 and December 31, 2013, respectively, which are included in other long-term liabilities in the condensed consolidated balance sheets.

Because the Company fully reserves its deferred tax assets, no net tax effects were allocated to the components of other comprehensive loss.

Note 11. Contingencies

The Company has been, is currently, and expects in the future to be involved in claims, lawsuits, and regulatory and other governmental audits, investigations and proceedings arising in the ordinary course of business. These claims, lawsuits and other matters are similar to those to which other companies in the senior living and healthcare industries are subject. The defense of these claims, lawsuits and governmental audits, investigations and proceedings, certain of which allege large damage amounts, may require us to incur significant expense.

We utilize a combination of self-insurance reserves and commercial insurance policies in amounts and with coverage and deductibles that we believe are adequate, based on the nature and risks of our business, historical experience and industry standards. We cannot predict the ultimate outcome of any pending litigation, claims, or regulatory and other governmental audits, investigations and proceedings. Certain of these matters are not covered by insurance and, in any event, there is no assurance that our actual costs or damages related to any such matter will not exceed such self-insurance accruals or applicable insurance policy limits. Payments for self-insurance claims are made from the Company’s available cash resources.

Merger Litigation

In connection with the Merger, three purported class action lawsuits have been filed on behalf of Emeritus shareholders in the Superior Court of King County, Washington: Tampa Maritime Association/International Longshoremen’s Association Pension Fund v. Emeritus Corp., et al., Case No. 14-2-06385-7-SEA, filed February 28, 2014; Sciabacucchi v. Emeritus Corp., et al., Case No. 14-2-06946-4-SEA, filed March 6, 2014; and Ellerson v. Emeritus Corp., et al., Case No. 14-2-07502-2-SEA, filed March 14, 2014. It is possible that other related suits could subsequently be filed. Emeritus anticipates that the three pending cases and any related cases that are subsequently filed will be consolidated and proceed as a single, consolidated case.

The allegations in the three lawsuits are similar. They purport to be brought as class actions on behalf of all shareholders of Emeritus. The complaints name as defendants Emeritus, the Emeritus Board of Directors, Brookdale and Merger Sub. The complaints allege that the Emeritus Board of Directors breached its fiduciary duties to Emeritus shareholders by, among other things, failing to maximize shareholder value in connection with the Merger or to engage in a fair sale process before approving

EMERITUS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2014 and 2013

the Merger. Specifically, the complaints allege that the Emeritus Board of Directors undervalued Emeritus in connection with the Merger and that the Emeritus Board of Directors agreed to certain deal protection mechanisms that precluded Emeritus from obtaining competing offers. The Sciabacucchi complaint also alleges that the Emeritus Board of Directors breached its fiduciary duties by failing to disclose all material information concerning the Merger to Emeritus’ shareholders. The three complaints also allege that Brookdale, Emeritus and Merger Sub aided and abetted the Emeritus Board of Directors’ alleged breaches of fiduciary duties. The complaints seek, among other things, injunctive relief, including rescission of the Merger, and damages, including counsel fees and expenses. We are currently unable to predict the outcome of these matters nor a reasonable range of potential losses.

Other Legal Proceedings

On June 4, 2013, in Joan Boice et al. v. Emeritus Corporation et al., the Sacramento County Superior Court entered final judgment in favor of Joan Boice (deceased) and against the Company in the amount of $250,000 in compensatory damages and $23.0 million in punitive damages for alleged elder abuse. Judgment was also entered in favor of Joan Boice’s three adult children for $250,000 and the court awarded the plaintiffs’ lawyer over $4.1 million in attorneys’ fees. On July 8, 2013, we filed a Notice of Appeal. We were required to post a bond in connection with our appeal, and made a cash deposit in the amount of $20.9 million to collateralize the bond, which is included in restricted deposits and escrows in the condensed consolidated balance sheets. This matter has been taken into consideration in our self-insurance accruals.

On July 29, 2013, a claim alleging the failure to provide certain services at our California assisted living communities was filed against the Company in the Alameda County Superior Court and subsequently removed to the United States District Court for the Northern District of California. In this case, the plaintiff is seeking to represent a class of residents at such California communities during the period beginning July 29, 2009. The plaintiff alleges violations of certain laws, including California’s Consumer Legal Remedies Act, Unfair Competition Law and Financial Elder Abuse statute. We believe that the suit is without merit and have filed a motion to dismiss the action in its entirety. At this time we are unable to estimate a possible range of loss.

Governmental Investigation

On March 29, 2013, we received a civil investigative demand (“CID”) from the Western District of the Washington office of the United States Department of Justice (“DOJ”) requesting certain documents related to Emeritus billing to Medicaid programs dating from January 1, 2008. The CID was issued in connection with an investigation undertaken by the DOJ and other agencies into Emeritus bills to Medicaid programs for assisted living facility services provided to Medicaid residents who may have been hospitalized during billed dates of service.

We are cooperating with the DOJ in connection with its investigation. We are currently unable to predict the outcome of this matter nor a reasonable range of potential losses.

Self-Insurance Accruals

As of March 31, 2014 and December 31, 2013, we have recorded a liability related to self-insured professional and general claims, including known claims, incurred but not yet reported claims, and legal fees, of $35.8 million and $36.1 million, respectively. We believe that the range of reasonably possible losses as of March 31, 2014, based on sensitivity testing of the various underlying actuarial assumptions, is approximately $34.2 million to $51.5 million. The high end of the range reflects the potential for high-severity losses.

Communities not in the self-insurance pool are insured under commercial policies that provide for deductibles for each claim ranging from $50,000 to $250,000. As a result, the Company is, in effect, self-insured for claims that are less than the deductibles. The net liability for known claims and incurred but not yet reported claims was $9.8 million and $8.9 million as of March 31, 2014 and December 31, 2013, respectively (the gross liability was $18.8 million and $16.5 million with corresponding estimated amounts receivable from the insurance companies of $9.0 million and $7.6 million, respectively).

The total gross liability for professional and general claims as of March 31, 2014 and December 31, 2013 was $54.6 million and $52.6 million, respectively, of which $17.4 million and $17.2 million is included in accrued insurance liabilities, with the balance recorded in other long-term liabilities. Of the related amounts receivable from insurance companies as of March 31, 2014 and December 31, 2013, $3.6 million and $3.0 million , respectively, is included in other receivables and $5.4 million and $4.6 million, respectively, is included in other assets, net, in the condensed consolidated balance sheets.

EMERITUS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2014 and 2013

We are self-insured for workers’ compensation risk (except in five states) up to $500,000 per claim through a high deductible, collateralized insurance program. The liability for self-insured known claims and incurred but not yet reported claims was $46.0 million and $44.5 million at March 31, 2014 and December 31, 2013, respectively, of which $13.4 million and $13.1 million is included in accrued insurance liabilities as of March 31, 2014 and December 31, 2013, respectively, with the balance recorded in other long-term liabilities. We believe that the range of reasonably possible losses as of March 31, 2014, based on sensitivity testing of the various underlying actuarial assumptions, is approximately $44.2 million to $49.9 million.

For health insurance, we self-insure each participant up to $350,000 per year, above which a catastrophic insurance policy covers any additional costs. The liability for self-insured incurred but not yet reported claims is included in accrued insurance liabilities in the condensed consolidated balance sheets and was $8.7 million and $8.5 million at March 31, 2014 and December 31, 2013, respectively.

Note 12. Discontinued Operations

Net losses from discontinued operations for the three months ended March 31, 2014 represent net losses on the sales of communities and related impairment charges and transaction costs (Note 9). During the three months ended March 31, 2014, we sold three communities and two other communities are classified as held-for-sale as of March 31, 2014. Revenues and expenses related to these communities were not material to the consolidated statements of operations and thus have not been reclassified to discontinued operations.

Note 13. Segment Information

The Company currently has three operating segments, which are ancillary services, the HCP Leased Communities, and the legacy Emeritus communities. Operating segments are defined as components of an enterprise that engage in business activities from which it may earn revenues and incur expenses; for which separate financial information is available; and whose operating results are regularly reviewed by the chief operating decision maker (“CODM”) to assess the performance of the individual segment and make decisions about resources to be allocated to the segment.

For financial reporting purposes, the HCP Leased Communities and legacy Emeritus communities meet applicable aggregation criteria and are therefore combined into one reportable segment, which is assisted living and related services (“Senior Living”). The “all other” category includes our ancillary services segment. The accounting policies of our reportable segments are the same as those described in the summary of significant accounting policies in Note 2, except as noted below.

The following table sets forth certain segment financial data and does not include reimbursed costs incurred on behalf of managed communities (in thousands). Further, the segment information corresponds to the level of information regularly reviewed by our CODM. Unallocated amounts include corporate revenues and expenses, capital lease adjustments, and certain unallocated community revenues and expenses.

EMERITUS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2014 and 2013

	Three Months Ended March 31, 2014
	Senior Living	All Other	Unallocated	Totals
Community and ancillary services revenue (a)	$466,290	$44,770	$2,757	$513,817
Management fees	—	—	703	703
Community and ancillary services operations expenses	315,501	35,540	675	351,716
General and administrative expenses	—	3,957	25,687	29,644

EBITDAR (b)	150,789	5,273	(22,902)	133,160
Lease expense	92,922	1,345	(42,042)	52,225

EBITDA (c)	57,867	3,928	19,140	80,935
Interest expense	20,715	—	49,654	70,369
Depreciation and amortization	19,883	—	26,345	46,228
Other (revenue) and expense, net	(137)	—	11,249	11,112

Segment profit (loss)	$17,406	$3,928	$(68,108)	$(46,774)

	Three Months Ended March 31, 2013
	Senior Living	All Other	Unallocated	Totals
Community and ancillary services revenue (a)	$422,329	$41,357	$(967)	$462,719
Management fees	—	—	785	785
Community and ancillary services operations expenses	284,937	31,458	7,346	323,741
General and administrative expenses	—	4,258	25,182	29,440

EBITDAR (b)	137,392	5,641	(32,710)	110,323
Lease expense	74,854	1,134	(44,024)	31,964

EBITDA (c)	62,538	4,507	11,314	78,359
Interest expense	22,646	—	49,553	72,199
Depreciation and amortization	19,232	—	25,986	45,218
Other (revenue) and expense, net	(309)	—	(190)	(499)

Segment profit (loss)	$20,969	$4,507	$(64,035)	$(38,559)

(a)	All revenue is earned from external third parties in the United States.
(b)	EBITDAR is defined as earnings before interest, taxes, depreciation, amortization and rent (lease) expense and represents the measure of profitability used by our CODM to evaluate the Senior Living segment. The Senior Living data set forth above do not include adjustments related to capital leases and certain unallocated revenues and expenses.
(c)	EBITDA is defined as EBITDAR less lease expense and represents the measure of profitability used by our CODM to evaluate our ancillary services segment, the primary component of the All Other category. Lease expense for Senior Living represents cash rent payments on operating and capital leases.

	As of March 31, 2014
	Senior
	Living	All Other	Totals
Total Assets	$4,393,980	$147,594	$4,541,574
Goodwill	134,694	54,688	189,382

	As of December 31, 2013
	Senior
	Living	All Other	Totals
Total Assets	$4,448,769	$145,879	$4,594,648
Goodwill	134,938	54,688	189,626